PROCESSING AGREEMENT

This Processing Agreement (the "Agreement") is made this 31st day of October, 2008, by and between Nord Resources Corporation, a Delaware corporation (hereinafter, "Nord"), and Texas Canyon Rock & Sand, Inc., an Arizona corporation (hereinafter, "Texas Canyon").

BACKGROUND INFORMATION

A. At its Johnson Camp Mine (the "Mine Site"), Nord mines for copper and other minerals. As a byproduct of the mining process, Nord also produces certain rock with no mineral value (the "Waste Rock").

B. Nord is willing to grant to Texas Canyon the exclusive right to process the Waste Rock into decorative rock (the "Decorative Rock") and other rock products, including aggregate.

C. This Agreement sets forth the terms and conditions under which Texas Canyon will process the Waste Rock, return the Decorative Rock to Nord and enter into agreements with others for the sale of the other rock products.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Exclusive Agreement. Nord hereby grants to Texas Canyon the exclusive right to crush and process the Waste Rock at a designated area at the Mine Site. No other company will be allowed to screen or crush Waste Rock at the Mine Site.

2. Term; Production.

(a) The term of this Agreement shall be five (5) years.

(b) If Texas Canyon fails to produce the amount of Decorative Rock required by Section 7 of this Agreement or if Texas Canyon otherwise fails to comply with this Agreement, Nord may cancel this Agreement after giving to Texas Canyon at least thirty (30) days written notice of the deficiencies in performance. Texas Canyon may cure said breach within said thirty-day period. Texas Canyon will be excused from complying with these minimum requirements if Nord in unable to comply with Section 2(c) of this Agreement.

(c) Nord agrees to keep a suitable amount of quality Decorative Rock available for processing by Texas Canyon.

(d) Nord may, in its sole discretion, cancel this Agreement without cause after giving to Texas Canyon at least thirty (30) days written notice. In the event of termination of this Agreement without cause, Texas Canyon may continue to process and sell Decorative Rock and all aggregate products to any party and pay a fee of $1.50 per ton to Nord.

(e) Nord agrees to keep a suitable amount of quality Decorative Rock available for processing by Texas Canyon.

(f) Following termination of this Agreement, Texas Canyon shall:

(i) Retain ownership of all material processed during the term of this Agreement for a period of two (2) years

(ii) Restore the designated area of the Mine Site to good condition generally acceptable under industry practices and in compliance with applicable Environmental Laws.

(iii) Be responsible for the remediation or removal of any spills or releases of hazardous materials or other violations of Environmental Laws which are the responsibility of Texas Canyon under Section 11 of this Agreement.

3. Processing Fee.

(a) All Decorative Rock processed by Texas Canyon shall be the property of Nord. Nord will pay Texas Canyon a processing fee of $6.25 per ton of Decorative Rock (the "Processing Fee") at the time the Decorative Rock is sold by Nord. The Processing Fee is based upon the price of diesel fuel at $4.00 per gallon.

(b) The Processing Fee will be adjusted each calendar quarter based on the average price of a gallon of diesel fuel during the previous quarter.

(i) The Processing Fee will be adjusted up or down at the rate of $0.25 per ton for each $1.00 per gallon change in the cost of diesel fuel. For example, if the price of diesel fuel falls to $3.00 per gallon, the Processing Fee will fall to $6.00 per ton and if the price of diesel fuel rises to $5.00 per gallon, the Processing Fee will rise to $6.50 per ton.

(ii) Pro rata adjustments of less than $0.25 will be made to account for adjustments of less than $1.00.

(c) The average price of diesel fuel during the prior quarter shall be determined based upon the wholesale price of diesel fuel in Tucson, Arizona, on the first (1st) and fifteenth (15th) day of each month during the quarter with the six (6) prices averaged to determine the price.

4. Waste Rock. Texas Canyon will purchase a minimum of 1,200 tons of Waste Rock per month for purposes of crushing into aggregate. All Waste Rock will be sold "as is" and "where is" without warranty and without any expressed or implied representations or promises of any kind. Purchasers will assume all responsibilities and costs for collecting, producing and handling all Waste Rock used for aggregates.

5. Aggregate. Texas Canyon will control and sell all non-decorative aggregate to third parties. Texas Canyon shall pay Nord a fee of $1.50 per ton for aggregate sold from the Mine Site.

6. Other Contractors. Texas Canyon may agree to allow other companies to manufacture aggregate from the Waste Rock or the one and one-half inch (1½") to four inch (4") rock pile located at the Mine Site. Proceeds from these arrangements will be split evenly between Nord and Texas Canyon.

7. Minimum Production.

(a) Commencing three (3) months after the execution of this Agreement, Nord shall purchase a minimum amount of Decorative Rock from Texas Canyon, averaged and calculated on a quarterly basis as follows:

(i) A minimum of 6,000 tons per month or 18,000 tons in the first quarter;

(ii) A minimum of 8,000 tons per month or 24,000 tons in the second quarter; and

(iii) A minimum of 10,000 tons per month or 30,000 tons in each quarter thereafter.

(b) Texas Canyon shall produce such amounts of Decorative Rock as Nord may request, provided that Texas Canyon shall have a three (3) month ramp-up period if Nord requests more than 15,000 tons per month.

8. Dust Control. Nord will furnish to Texas Canyon a reasonable amount of water for dust control purposes.

9. Insurance. Texas Canyon w/ill be required to provide insurance for its operations at the Mine Site, naming Nord as an insurer. Below are listed the minimum requirements for insurance coverages, terms and limits (the "Required Insurance").

(a) Texas Canyon shall carry commercial general liability as follows:

(i) Limits:

(1) $1,000,000 each occurrence;

(2) $1,000,000 personal and advertising injury;

(3) $2,000,000 general aggregate; and

(4) $2,000,000 products-completed operations aggregate or equivalent approved by Nord, or current limit carried, whichever is greater.

(ii) Defense costs:

(1) Defense costs shall be paid in addition to and shall not deplete any policy limits.

(2) If defense costs deplete policy limits, then the limits required above shall be increased by $1,000,000 in each category and may be satisfied with an umbrella or excess liability policy.

(iii) No exclusions shall be allowed for:

(1) Bodily injury;

(2) Property damage;

(3) Products liability/completed operations coverage;

(4) Premises operations;

(5) Blanket contract liability (for this Agreement);

(6) Broad-form property damage;

(7) Personal injury;

(8) Independent contractor's liability;

(9) Mobile equipment;

(10) Elevators;

(11) Damage from explosion, collapse and underground hazards; or

(12) Cross-liability, cross-suits or severability of interest.

(iv) No exclusionary language or limitations shall be allowed, unless agreed to in writing by Nord, for:

(1) Punitive or exemplary damages, fines or penalties (if insurable by law);

(2) Soils or earth movement; or

(3) Any additional insured that are not applicable to the named insured.

(v) There shall be endorsements to the policy for:

(1) Thirty (30) days prior notice to Nord in the event of cancellation;

(2) Ten (10) days notice to Nord for non-payment of premium, non-renewal or modification or reduction in coverage;

(vi) Only occurrence forms shall be used. "Claims made" forms shall not be acceptable.

(vii) There shall be a deductible or self-insured retention of not more than $25,000 as to Texas Canyon, unless approved in writing by Nord.

(viii) The insurance afforded by the policy for the benefit of Nord will be primary and no contributions shall be permitted from any insurance or self insurance maintained by Nord.

(b) Texas Canyon shall carry automobile liability as follows:

(i) Limits:

(1) $2,000,000 combined single limit for bodily injury and property damage; or

(2) $500,000 bodily injury per person, $1,000,000 bodily injury per accident and $300,000 property damage.

(ii) Such coverage may be in the form of:

(1) Personal liability policy for vehicles owned by Texas Canyon plus evidence of hired and non-owned liability coverage under a separate policy;

(2) Commercial auto liability policy with any of the following covered vehicles combinations of any auto; owned, hired, and non-owned or scheduled, hired and non-owned autos; or

(3) If a commercial automobile policy is provided, then an endorsement affording thirty (30) days notice of cancellation, with ten (10) days for non-payment of premium, shall be given to Nord.

(c) Texas Canyon shall carry workers' compensation/employer's liability as follows:

(i) Limits:

(1) Bodily injury by accident of $1,000,000 each accident;

(2) Bodily injury by disease of $100,000 each employee; and

(3) Bodily injury by disease of $1,000,000 policy limits.

(ii) Workers' compensation benefits shall be provided as required by statute.

(iii) There shall be a waiver of subrogation for Nord in each case to the full extent permitted by law.

(iv) There shall be endorsements to the policy for:

(1) Thirty (30) days prior notice to Nord in the event of cancellation;

(2) Ten (10) days if cancellation to Nord for non-payment of premium; and

(3) Alternate Employer's Endorsement, if leased employees are used.

(d) The following provisions shall be applicable to all insurance coverages:

(i) Unless otherwise approved in writing by Nord, none of the provisions contained in Sections 9(a), (b) or (c) of this Agreement may be changed.

(ii) Insurance carriers must have a "Best's Rating" and a "Financial Size Category" acceptable to Nord. Insurance carriers must be admitted in the state in which the processing activities are being performed, unless approved in writing by Nord.

(iii) The Required Insurance will cover Texas Canyon, its authorized representatives, employees, agents and any other person (including its authorized representatives, employees and agents) performing any processing activities under any agreement with Texas Canyon.

(iv) Texas Canyon, for itself and on behalf of its insurers, to the full extent permitted by law without voiding the insurance required under this Agreement, hereby waives and releases the additional insured's from liability for loss, damage or loss of property at the Mine Site, which loss or damage is covered by such insurance, to the extent such damages are covered by Texas Canyon's policies of insurance or are required to be covered by the Required Insurance. This provision is intended to waive fully for the benefit of Nord and any other additional insureds any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier issuing the Required Insurance or any other insurance (including any first party coverage) maintained by Texas Canyon. Texas Canyon will obtain a waiver of any subrogation right that its insurers may acquire against the additional insured's by virtue of payment of any such loss covered by such insurance.

(v) Concurrently with the execution of the Agreement, Texas Canyon will file with Nord original certificates of insurance and endorsements showing the Required Insurance to be in force. Certificates of insurance alone, without the requisite endorsements, shall not be acceptable to satisfy the provisions of the Required Insurance.

(vi) Upon the request of Nord, Texas Canyon will provide Nord with:

(1) All insurance documentation evidencing the Required Insurance;

(2) Certified copies of all policies as well as any subsequent policies and endorsements that Texas Canyon is required to procure and maintain; and

(3) Renewal certificates and endorsements for commercial general liability, at no expense to Nord, prior to expiration of such insurance, for a period of one (1) year after the latter completion of the processing activities. (Such continuing insurance will comply with the requirements set forth in this Section 9 of this Agreement.)

(vii) Texas Canyon will not commence or be paid for any processing activities unless and until insurance documentation properly completed and executed has been delivered to and approved by Nord.

(viii) The failure of Nord to demand certificates of insurance and endorsements evidencing the Required Insurance or to identify any deficiency in Texas Canyon's coverage based upon the evidence of insurance provided by Texas Canyon will not be construed as a waiver by Nord of Texas Canyon's obligation to procure, maintain and pay for the Required Insurance. Notwithstanding any provision to the contrary contained herein, any waiver of the Required Insurance, including, without limitation, the amount or extent of coverage, may only be obtained by the prior written consent of Nord.

(ix) The failure of Texas Canyon to fully and strictly comply at all times with the insurance requirements set forth herein will be deemed a material breach of this Agreement.

(x) If Texas Canyon fails to procure, maintain or pay for the Required Insurance, Nord, at its sole discretion may define other financial risk transfer mechanisms or secure the same or similar insurance coverage, in which event Texas Canyon will pay the cost thereof and will furnish upon demand all information that may be required. Nord will have the right to backcharge Texas Canyon for such costs.

(xi) Texas Canyon will immediately notify (or cause its insurers or insurance broker to notify) Nord of receipt by Texas Canyon of any notice of cancellation or rescission received from an insurance carrier referring to or relating to a policy which names Texas Canyon, its parent, subsidiary or affiliated companies or their officers, directors or employees as additional insured's or which may otherwise impact the ability of Texas Canyon to fully perform its obligations hereunder (including, without limitation, the indemnity obligations of Texas Canyon set forth in Section 10 of this Agreement).

(xii) To the full extent permitted by law and the applicable policies, if Texas Canyon is out of business or otherwise unavailable at the time a claim is presented to Nord, Texas Canyon hereby assigns to Nord all of its right, title and interest (but not any liabilities or obligations) under any applicable policies of insurance.

(xiii) The Required Insurance set forth in this Section 9 is independent from all other obligations of Texas Canyon under this Agreement, including, without limitation, all indemnification provisions, and will apply whether or not required by any other provision of this Agreement and regardless of the enforceability of any other provision in this Agreement.

10. Indemnity and Release.

(a) To the fullest extent permitted by law, Texas Canyon shall indemnify and hold harmless Nord, all subsidiaries, divisions, partners, parent and affiliated companies of Nord, and all such parties' representatives, partners, designees, officers, directors, shareholders, employees, agents, successors and assigns and any lender of Nord with a security interest in the Mine Site from and against all claims, damages, losses and expenses, including, but not limited to, attorneys' fees arising out of or resulting from performance of the processing activities, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death or to injury to or destruction of tangible property (other than the processing activities themselves), but only to the extent caused by the negligent acts or omissions of Texas Canyon or anyone directly or indirectly employed by Texas Canyon or anyone for whose acts it may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Section 10. In claims against any person or entity indemnified under this Section 10 by an employee of Texas Canyon or, anyone directly or indirectly employed by Texas Canyon or anyone for whose acts it may be liable, the indemnification obligation under this Section 10 shall not be limited by a limitation on the amount or type of damages, compensation or benefits payable by or for Texas Canyon under workers' compensation acts, disability benefit acts or other employee benefit acts.

(b) The duty to defend under this Section 10 is independent and separate from the duty to indemnify, and the duty to defend exists regardless of any ultimate liability of Texas Canyon or any indemnified party. The duty to defend arises immediately upon presentation of a claim by any party and written notice of such claim being provided to Texas Canyon. Texas Canyon's obligation to indemnify and defend under this Section 10 will survive the expiration or earlier termination of this Agreement until it is determined by final judgment that an action against the indemnified party or indemnified parties for the matter indemnified hereunder is fully and finally barred by the applicable statute of limitations. Texas Canyon's liability for indemnification under this Section 10 is in addition to any liability Texas Canyon may have to any indemnified party for breach by Texas Canyon of any of the provisions of this Agreement. Under no circumstances will the insurance requirements and limits set forth in this Agreement be construed to limit Texas Canyon's indemnification obligation or other liability hereunder.

(c) Texas Canyon also hereby releases Nord and all other indemnified parties from any liability to Texas Canyon because of a claim other than a claim or claims that are finally determined to result from the sole negligence or willful misconduct of the indemnified party. This means that Texas Canyon never will ask or sue Nord or any other indemnified party for compensation, reimbursement or contribution because of a claim released here. Texas Canyon also hereby agrees that it will not assign its right to sue Nord or any other indemnified party to any other party.

(d) To the fullest extent permitted by law, Nord shall indemnify and hold harmless Texas Canyon, all subsidiaries, divisions, partners, parent and affiliated companies of Texas Canyon, and all such parties' representatives, partners, designees, officers, directors, shareholders, employees, agents, successors and assigns and any lender of Texas Canyon with a security interest in the Mine Site from and against all claims, damages, losses and expenses, including, but not limited to, attorneys' fees arising out of or resulting from performance of the processing activities, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death or to injury to or destruction of tangible property (other than the processing activities themselves), but only to the extent caused by the negligent acts or omissions of Nord or anyone directly or indirectly employed by Nord or anyone for whose acts it may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Section 10. In claims against any person or entity indemnified under this Section 10 by an employee of Nord or, anyone directly or indirectly employed by Nord or anyone for whose acts it may be liable, the indemnification obligation under this Section 10 shall not be limited by a limitation on the amount or type of damages, compensation or benefits payable by or for Nord under workers' compensation acts, disability benefit acts or other employee benefit acts.

11. Compliance with Laws. Texas Canyon shall conduct all of its operations on the Mine Site in a good and workmanlike manner and in accordance with industry accepted customs and practices. Texas Canyon shall be responsible for obtaining all governmental permits necessary for its operations. Texas Canyon will give all notices and comply with all local, state and federal laws (the "Law") bearing on the processing activities, including, by way of enumeration and not limitation, all environmental laws concerning hazardous materials, including, but not limited to, the regulations and requirements stipulated under the Aquifer Protection Permit and the Air Quality Permit statutes (the "Environmental Laws") and safety and health rules and regulations established by or pursuant to the federal Mining Safety and Health Act of 1970. Texas Canyon at all times will furnish to its agents and employees a safe place of employment. If Texas Canyon observes any violation of Law, it will immediately report such violation to Nord in writing. Texas Canyon will be responsible for any fines, charges or penalties related to the processing activities, including, without limitation, fines, charges and/or penalties related to the operation of equipment, the Texas Canyon's performance of the processing activities, the handling of materials or any other function that is in violation of the Law.

(a) For purposes of this Agreement, "hazardous material" means and includes any petroleum product and any hazardous substance or any pollutant or contaminant defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation, and Liability Act; any so-called "Superfund" or "Superlien" law; the Toxic Substances Control Act; or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect; and asbestos or any substance or compound containing asbestos, PCB's or any other hazardous, toxic or dangerous waste, substance or material. Texas Canyon shall indemnify Nord for and shall remediate any violations of Environmental Laws.

(b) The Mine Safety and Health Administration has promulgated regulations (the "Regulations") which require all contractors and subcontractors to share information about precautionary measures necessary to protect all workers on a work site. Texas Canyon agrees as follows:

(i) Texas Canyon will fully comply with the Regulations and will cooperate with Nord and all subcontractors of Nord in order to assure compliance with the Regulations;

(ii) Texas Canyon hereby accepts full responsibility and liability for the training of its employees as to all precautionary measures necessary to protect such employees during both routine and emergency situations on the Mine Site;

(iii) Texas Canyon will indemnify, defend and hold Nord harmless from all claims, damages, liabilities and causes and actions which arise from the failure of Texas Canyon to comply with the Regulations;

(iv) Texas Canyon will assist Nord in complying with the Regulations; and

(v) Texas Canyon will not use any chemicals in its performance of the Work or incorporate any chemicals into materials or products supplied to Nord or to the Mine Site unless Texas Canyon has given Nord prior written notice of the existence and the possible exposure to such chemicals, has delivered an Material Safety Data Sheet to Nord and has received a written consent of Nord to use such chemicals.

12. Force Majeure.

(a) The duties performed hereunder shall be commenced as quickly as possible by Texas Canyon, and after commencement, shall be carried through expeditiously and continuously. In no event shall Texas Canyon be deemed liable to Nord for any delay in the completion of any work caused by act of God or the public enemy, or by casualty, or by strike, or by governmental restriction upon the availability or use of labor or materials, or by reason of any other fact which shall not have been caused by the act or default of Texas Canyon or any employee or agent of Texas Canyon.

(b) The duties to be performed hereunder shall be commenced as quickly as possible by Nord, and after commencement, shall be carried through expeditiously and continuously. In no event shall Nord be deemed liable to Texas Canyon for any delay in the completion of any work caused by act of God or the public enemy, or by casualty, or by strike, or by governmental restriction upon the availability or use of labor or materials, or by reason of any other fact which shall not have been caused by the act or default of Nord or any employee or agent of Nord.

13. Default.

(a) In the event Nord fails to pay Texas Canyon in accordance with this Agreement, or in the event Nord breaches this Agreement, in any fashion, Texas Canyon, in order to place Nord in default, shall send Nord a written request for payment or breach, giving Nord thirty (30) days from receipt to tender the full payment or cure. In the event Nord fails to make the payment or cure within thirty (30) days, Nord shall be in default and Texas Canyon's obligations under the Agreement will be discharged. In such event, Texas Canyon may cease doing further work for Nord and remove all equipment from the Mine Site without prejudice to Texas Canyon's right to bring an action or claim against Nord for damages arising out of Nord's default including, but not limited to, payment for all materials processed, for any liability, obligations, damages, commitments and/or claims that the Texas Canyon may have incurred or might incur in good faith in connection with this Agreement.

(b) In the event Texas Canyon breaches this Agreement, Nord, in order to place Texas Canyon in default, shall send Texas Canyon a written notice of breach, identifying with particularity the breach, giving Texas Canyon thirty (30) days from receipt to cure the breach. If Texas Canyon fails to timely cure the breach, Nord shall have the right to take possession of any materials, whether supplied by the Nord or otherwise, and use such materials and complete the processing through workmen, contractors or subcontractors employed by Nord and in every way perform this Agreement as is required to be done by Texas Canyon without prejudice to Nord's claim for any damages arising out of Texas Canyon's default.

14. Right to Move Site of Operations. Nord may designate a new area of the Mine Site for Texas Canyon's operations. If Nord designates a new area, Nord shall pay fifty percent (50%) of the cost of moving the operations of Texas Canyon to the new area. In the event of such relocation, Texas Canyon may shut its operations for thirty (30) days. Nord will pay the costs of relocating the stockpiles of processed rock. Nord and Texas Canyon shall cooperate to minimize the costs of moving processed materials.

15. General.

(a) Arbitration. In the event of any dispute among the parties hereto, the dispute shall be settled by arbitration in Tucson, Arizona, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award shall be binding upon the parties hereto and may be entered in any court having jurisdiction thereof.

(b) Attorney's Fees. In the event there is a necessity of enforcement of any provision of this Agreement by Nord or Texas Canyon, whether or not an arbitration is filed, the prevailing party shall be rewarded its reasonable attorney's fees and costs. Nord acknowledges that Nord has voluntarily entered into this Agreement and understands its legal effect having had an attorney or had opportunity for an attorney to review this Agreement before signing.

(c) Law and Venue. The Nord and Texas Canyon agree that the validity and interpretation of this Agreement and of each clause and part thereof shall be governed by the laws of the State of Arizona.

(d) Notices. All notices, demands, elections or other communications required or permitted to be given pursuant to the terms and provisions of this Agreement shall be in writing and shall either be personally delivered, mailed, certified or registered United States mail, postage prepaid, or by fax addressed as follows:

To Nord:   Nord Resources Corporation
One West Wetmore Road, Suite 203
Tucson, Arizona 85705
Attn: Wayne Morrison

To Texas Canyon:   Texas Canyon Rock & Sand, Inc.
P.O. Box 1157
Benson, Arizona 85602
Attn:

Any change of address by any party to this Agreement shall be delivered to the other party in writing in the manner set forth above.

(e) Binding Effect. If any term or provision hereof, or the application thereof to the persons or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each term or provision shall be valid and enforced to the fullest extent permitted by law.

(f) Permits. Nord hereby authorizes Texas Canyon to apply for all permits required for processing activities.

(g) Entire Agreement. This Agreement constitutes the entire understanding, verbal and written, between the parties. No modification of this Agreement shall be effective unless in writing.

(h) Counterparts. Copies of this Agreement and related documents may be executed as counterparts and/or fax counterparts and shall have the same effect as if originals.

(i) Severability. The provisions of this Agreement are severable and if any provision is held by any court to be unenforceable, such provision shall not effect the validity of the remaining provisions of this Agreement.

(j) Waiver. The waiver by any party of any breach of any term of this Agreement shall not operate as a waiver or breach of any other provision.

(k) Assignment. Nord shall not assign this Agreement without the express written consent of Texas Canyon.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

NORD:

NORD RESOURCES CORPORATION
a Delaware corporation

11/4/08 Date	By: /s/ Wayne Morrison Its: VP & CFO

TEXAS CANYON

TEXAS CANYON ROCK & SAND, INC.
an Arizona corporation

10/31/08 Date	By: Archie J. Smith Its: President